UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 4, 2012

TBS INTERNATIONAL PLC
(Exact name of Registrant as Specified in its Charter)

Ireland	001-34599	98-0646151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

Block A1 EastPoint Business Park Fairview, Dublin 3, Ireland
(Address of principal executive offices)

+1 353(0) 1 618 0000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On January 4, 2012, TBS International plc (the "Company"), on its own behalf and on behalf of certain of its subsidiaries (the "Subsidiaries"), executed a term sheet (the "Term Sheet") with The Royal Bank of Scotland plc, as agent and security trustee (the "Agent") under the Company's Amended and Restated Credit Agreement, dated as of March 29, 2007 (the "RBS Credit Facility").  The Term Sheet provides that the Company shall transfer ("Transfer") the six vessels that are collateral under the RBS Credit Facility (the "Vessels") in exchange for a full release (the "Release) from the Agent and the lenders under the RBS Credit Facility of all obligations and claims against the Company and the Subsidiaries arising from:  (i) the RBS Credit Facility, (ii) the related Amended and Restated Agreement dated January 27, 2011, (iii) the related guarantee dated January 7, 2010 and (iv) the swap agreement with the Agent dated March 29, 2007.

The Term Sheet provides that upon completion of each Vessel's current voyage, the Agent may direct TBS to reposition the Vessels to other ports at the Agent's expense.  TBS will arrange to have title to each Vessel transferred to the Agent upon arrival at the specified ports.  Upon final delivery of all Vessels and satisfaction of other customary conditions, the Agent will provide the Company with the Release.  Final delivery of the Vessels is expected to occur at various times between January 4, 2012 and February 29, 2012.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information provided in Item 1.01 is incorporated in this Item 2.01 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
2.1	Term Sheet, dated January 4, 2012, between the Company and the Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL PLC
Date: January 10, 2012	By:	/s/ Joseph E. Royce
		Name:	Joseph E. Royce
		Title:	President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Term Sheet, dated January 4, 2012, between the Company and the Agent.